June 23, 2015

Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 27, 2012 regarding the sale of shares of the Collins Alternative Solutions Fund (the “Fund”), a series of Trust for Professional Managers.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Godfrey & Kahn, S.C. GODFREY & KAHN, S.C.